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                                                                    EXHIBIT 99.1

SALTON, INC. ANNOUNCES EXPIRATION
OF DEBT EXCHANGE OFFER

LAKE FOREST, Ill. - August 23, 2005 - Salton, Inc. (NYSE-SFP) announced today the expiration at 12:00 midnight, on August 22, 2005 of its previously announced private debt exchange offer for its outstanding 10-3/4% Senior Subordinated Notes due 2005 ("2005 Notes") and its outstanding 12-1/4% Senior Subordinated Notes due 2008 ("2008 Notes", and together with the 2005 Notes, the "Notes").

Based on a preliminary count, an aggregate of approximately $75.3 million of 2005 Notes (60.2% of the outstanding 2005 Notes) and approximately $90.1 million of 2008 Notes (60.1% of the outstanding 2008 Notes) have been validly tendered (including guaranteed deliveries).

The Company's acceptance of the Notes and the closing of the debt exchange offer is subject to various conditions, including the execution and delivery by third parties, including the indenture trustee for the 2005 Notes, the agent for the new second lien notes and the agent for the senior lenders, of various documents required to effectuate the closing of the exchange offer.

The Company expects that the closing of the exchange offer will occur this week. There can be no assurance that the conditions to the exchange offer will be satisfied or that the exchange offer will be consummated.

None of the securities proposed to be issued in connection with the exchange offer have been registered under the Securities Act of 1933, as amended (the "Securities Act"), or any state securities laws and unless so registered may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. This press release does not constitute an offer to sell or the solicitation of offers to buy any securities or constitute an offer, solicitation or sale of any security in any jurisdiction in which such offer, solicitation or sale would be unlawful.

ABOUT SALTON, INC.

Salton, Inc. is a leading designer, marketer and distributor of branded, high quality small appliances, electronics, home decor and personal care products. Its product mix includes a broad

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range of small kitchen and home appliances, electronics for the home, tabletop products, time products, lighting products, picture frames and personal care and wellness products. The company sells its products under a portfolio of well recognized brand names such as Salton(R), George Foreman(R), Westinghouse (TM), Toastmaster(R), Mellitta(R), Russell Hobbs(R), Farberware(R), Ingraham(R) and Stiffel(R). It believes its strong market position results from its well-known brand names, high quality and innovative products, strong relationships with its customers base and its focused outsourcing strategy.

Certain matters discussed in this press release are forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements. These factors include: Salton's ability to consummate its previously announced debt exchange offer; Salton's ability to refinance $125 million, 10-3/4% Subordinated Notes due December 15, 2005; Salton's ability to realize the benefits it expects from its U.S. restructuring plan; Salton's substantial indebtedness and restrictive covenants in Salton's debt instruments; Salton's ability to access the capital markets on attractive terms or at all; Salton's relationship and contractual arrangements with key customers, suppliers and licensors; pending legal proceedings; cancellation or reduction of orders; the timely development, introduction and customer acceptance of Salton's products; dependence on foreign suppliers and supply and manufacturing constraints; competitive products and pricing; economic conditions and the retail environment; the availability and success of future acquisitions; international business activities; the risks related to intellectual property rights; the risks relating to regulatory matters and other risks and uncertainties detailed from time to time in Salton's Securities and Exchange Commission Filings.


-------------------------
Contact:

    For Salton
    CEOcast, Inc.
    Ken Sgro, 212-732-4300 x224